EXHIBIT 99.1

PRESS RELEASE
First Nine Months 2012 Results

► Record 65,500 net new mobile subscribers in Q3 driven by “King” and “Kong” rate plans;
► Robust performance in fixed: Q3 triple-play net additions of 22,800 highest since Q4 2009;
► Solid 8% top line growth and 9% Adjusted EBITDA growth achieved over first nine months.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 18, 2012 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the nine months ended September 30, 2012.

HIGHLIGHTS

•
Revenue of €1,094.3 million, up 8% yoy, driven by continued RGU growth, a growing contribution from our mobile business, higher handset sales and selective price increases. Revenue of €367.3 million achieved in Q3 2012, up 6% yoy, in line with the anticipated lower growth rate for the second half of 2012;

•
Record 65,500 net new mobile postpaid subscribers achieved in Q3 2012 thanks to successful launch of “King” and “Kong” rate plans, resulting in 340,900 active mobile subscribers at Q3 2012 quarter-end;

•
Continued traction for our premium fixed products and bundles in Q3 2012 with 24,000 net new subscribers for broadband internet (+31% yoy), 28,600 for fixed telephony (+71% yoy) and 64,100 for digital TV (+48% yoy). The addition of 22,800 net new triple-play subscribers in Q3 2012 was our best result since Q4 2009;

•
Adjusted EBITDA(1) up 9% yoy to €589.2 million, underlying margin of 53.8%. In Q3 2012, we generated €202.2 million of Adjusted EBITDA, yielding a margin of 55.1%, which is the highest margin achieved to date;

•
Net profit sharply up yoy to €31.1 million despite higher loss on derivatives and amortization charges linked to Belgian football broadcasting rights as last year's result was impacted by €28.5 million impairment on DTT;

•
Accrued capital expenditures(2) of €249.8 million, up 22% from €204.0 million a year ago (excluding acquisition of Belgian football broadcasting rights and 3G mobile spectrum license), driven by higher success-based capital expenditures in line with the accelerated uptake of digital TV and higher customer installations;

•
Free Cash Flow(3) decreased 18% yoy to €137.1 million reflecting higher cash interest expenses, the first full annual cash payment for the Belgian football broadcasting rights and a temporary unfavorable trend in our working capital which we anticipate to reverse in Q4 2012;

•
We are confident in our ability to deliver on our upgraded outlook, targeting 7-8% top line and Adjusted EBITDA growth, accrued capital expenditures between 24-25% of revenue and stable Free Cash Flow.

As of and for the nine months ended	Sept 2012	Sept 2011	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,094.3	1,014.8	8%
Operating Profit	300.0	242.4	24%
Net Profit	31.1	11.2	178%
Basic Earnings Per Share	0.28	0.10	180%
Diluted Earnings Per Share	0.27	0.10	170%
Adjusted EBITDA (1)	589.2	540.8	9%
Adjusted EBITDA margin %	53.8%	53.3%
Accrued Capital Expenditures (2)	249.8	362.3	-31%
Accrued Capital Expenditures as % of revenue	23%	36%
Free Cash Flow (3)	137.1	167.0	-18%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,134,000	2,214,100	-4%
Analog Cable TV	597,400	908,400	-34%
Digital Cable TV (Telenet Digital TV + INDI)	1,536,600	1,305,700	18%
Broadband internet	1,363,200	1,282,100	6%
Fixed telephony	948,800	864,000	10%
Mobile telephony	340,900	238,700	43%
Triple-play customers	841,500	767,800	10%
Services per customer relationship (4)	2.08	1.97	6%
ARPU per customer relationship (€ / month) (4) (5)	45.4	41.5	9%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU GAAP as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU GAAP measure. A reconciliation of this measure to the most directly comparable EU GAAP measure is disclosed in Exhibit 1 on page 12.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, and (iii) principal payments on capital leases (exclusive of network-related leases), each as reported in the Company's consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU GAAP as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU GAAP measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters' annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on October 19, 2012, at 4:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company's website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2011 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the nine months ended September 30, 2012 have been made available on the investor relations pages of the Company's website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2011, and the condensed consolidated interim financial statements for the six months ended June 30, 2012 have been prepared in accordance with EU GAAP unless otherwise stated and have been made available on our website.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is the Company's controlling shareholder.

This document has been released on October 18, 2012 at 5.45pm CET

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 3

Commenting on the results, Duco Sickinghe, Telenet's Chief Executive Officer, stated:

“We are very pleased with the strong momentum we have seen in the third quarter of 2012 with increasing customer demand for our advanced products and services. Combining a super fast broadband product, an innovative flat-fee fixed telephony plan and an advanced interactive digital TV platform all in one attractively priced bundle, remains the cornerstone of our growing success in fixed. This resulted in the highest quarterly growth in triple-play since Q4 2009 of 22,800 or 40% up compared to last year's Q3. Approximately 39% of our customer base now enjoys the benefits of a triple-play bundle, but at the same time we still have ample opportunities to upsell to the remaining single and double-play customers. Although the third quarter is typically a seasonally softer sales quarter, all our advanced fixed service offerings enjoyed a strong uptake in terms of net additions, with 24,000 net new subscribers for broadband internet (+31% yoy), 28,600 for fixed telephony (+71% yoy) - our best Q3 ever - and 64,100 for digital TV (+48% yoy). The continued strong migration of our analog TV base to digital yields a digitalization rate of 72% now, compared to 59% a year earlier. As a result, the ARPU per unique customer grew by 8% yoy to €46.0 for the quarter, excluding mobile. Churn continued to see a year-on-year improvement thanks to our relentless efforts to drive customer satisfaction and loyalty.

At the end of July, it was our ambition to revitalize the Belgian mobile market through two new innovative and competitive SIM-only rate plans, “King” and “Kong”. The market reaction exceeded expectations and resulted in 65,500 net new mobile postpaid subscribers in Q3 2012, which included only two full months of “King” and “Kong” sales. We believe our new propositions offer simplicity, transparency and very attractive rates, which are even more beneficial when a customer combines them with a Telenet fixed product. In addition, the new Belgian telecoms law, which restricts any contract duration of more than 6 months and which became effective as of October 1, 2012, should fuel further growth in mobile in the coming quarters as customers will no longer be subject to long-term contracts.

Next to our increasing focus on future growth in mobile, we continue to make our fixed products even more advanced and attractive. A constant flow of broadband internet product improvements has made our customer base one of the most advanced within Europe. With almost every customer surfing at 30 Mbps or higher now, the speed of our broadband offerings clearly exceeds the real speed delivered by all of our main competitors. But foremost, we are very excited about our next-generation digital TV platform “YeloTV”, which we showcased yesterday. Next year, our new TV experience will provide a significant enhancement to home entertainment as customers will benefit from a totally revamped user interface and a seamless media integration with their other digital devices, including their tablets and smartphones. Importantly, “YeloTV” will be backwards compatible with our HD PVR set-top boxes, covering more than 50% of our installed base.

The third quarter also delivered solid financial results, with revenue up 6% to €367 million for the quarter, which is in line with the anticipated lower growth rate for the second half of the year. Year to date, our revenue reached €1,094 million, an 8% increase yoy. Our Adjusted EBITDA grew 8% to €202 million in the third quarter, yielding a record-high margin of 55.1%. For the first nine months, we reported an Adjusted EBITDA of €589 million, up 9% yoy and representing a margin of 53.8%. The continued strong success in digital TV and broadband internet influenced our accrued capital expenditures, which represented 22% of revenue or €83 million for the quarter and €250 million or 23% of revenue for the first nine months. Our network upgrade program, which will triple the bandwidth capability per connected home, is now running at full speed and we estimate to have reached approximately 750 homes per optical node by year-end compared to 1,400 at the start of the program. Our Q3 is typically generating the lowest Free Cash Flow of all quarters and was temporarily impacted by a timing shift in payments of our capital expenditures. As a result, we only generated €20 million of Free Cash Flow in the quarter, compared to €29 million last year. Year to date, we generated €137 million of Free Cash Flow and continue to expect stable Free Cash Flow for the full year as compared to 2011.

Having completed the first nine months of the year and taking the operational performance in October into account, we remain very confident in achieving our upgraded full year outlook as disclosed on September 20. For 2012, we expect to achieve a top line and Adjusted EBITDA growth of 7-8%, accrued capital expenditures of 24-25% of revenue and stable Free Cash Flow compared to the full year of 2011. We remain committed to deliver solid business growth in the final quarter of 2012 and beyond thanks to continued investments in what is most valuable for us, our customers, our products and our network. This positioning will allow us to continue to offer innovative and competitive products that set the foundation for future growth and solid shareholder returns.”

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1 Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of INDI subscribers: As of January 1, 2012, subscribers to Telenet's INDI platform, which Telenet acquired in October 2008 as part of the Interkabel Acquisition, are no longer recognized as Digital Cable TV subscribers given the non-interactive status of the INDI platform and the fact that these subscribers generally do not generate incremental revenue. As of January 1, 2012, all INDI subscribers are accounted for as Analog Cable TV subscribers. For comparative reasons, Telenet has retroactively applied the change to the prior year periods. This reclassification does not affect the total number of basic cable TV subscribers Telenet reports, nor the segmented cable television revenue Telenet reports.

Reclassification of mobile telephony subscribers: Effective Q2 2012, Telenet's mobile telephony subscriber count includes customers who subscribe to data-only mobile plans, which represent 10,000 and 7,500 subscribers as of September 30, 2012 and September 30, 2011, respectively. Following the change, Telenet's mobile telephony subscriber count reflects the number of SIM cards delivered to customers. For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

Free Cash Flow: As from the Q1 2012 reporting, Telenet has changed its definition of Free Cash Flow, aligning with the definition used by Telenet's controlling shareholder Liberty Global, Inc. Prior to Q1 2012, Free Cash Flow was defined as net cash provided by the operating activities of Telenet's continuing operations less purchases of property and equipment and purchases of intangibles of its continuing operations, each as reported in the Company's consolidated statement of cash flows. As from Q1 2012, Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, and (iii) principal payments on capital leases (exclusive of network-related leases), each as reported in the Company's consolidated statement of cash flows. The retroactive implementation of the new Free Cash Flow definition as from January 1, 2011 onwards would have reduced our Free Cash Flow for the third quarter of 2011 and the first nine months of 2011 by €1.0 million and €3.0 million, respectively.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

Our proven multiple-play strategy centered on upselling bundled offers to our remaining single‐play subscribers and uptiering our existing customer base to higher ARPU services such as our high-speed broadband internet, interactive digital TV and fixed telephony offerings yielded solid results over the first nine months of 2012. Despite the macro‐economic backdrop and the intensely competitive environment, we recorded a 35% increase in net new subscriber growth for our advanced fixed service offerings of digital TV, broadband internet and fixed telephony compared to last year. We believe this solid achievement reflects our attractive multiple‐play lineup, both in terms of pricing and premium features, resulting in an unrivalled user experience. Furthermore, the conversion of analog cable TV subscribers to our digital TV platform has showed a clear acceleration since Q2 2012 when we implemented our analog channel reshuffle program in order to facilitate the growing trend towards digital TV, new internet applications and higher broadband speeds in the future.

Although Q3 is typically a softer sales quarter due to seasonal trends in our business, we delivered robust subscriber growth in Q3 2012. We attribute this robust performance to the premium positioning of our multiple-play bundles, the start of the 2012-2013 football season since we are now able for the first time to broadcast the remaining fixtures of the Belgian football championship alongside the exclusive broadcasting rights for the top3 fixtures, and our accelerated inroads into the mobile telephony market given the successful launch of our “King” and “Kong” mobile rate plans at the end of July 2012. In Q3 2012 specifically, we added 116,700 net new subscribers to our advanced fixed service offerings, up 49% as compared to Q3 2011.

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At September 30, 2012, we served 2,134,000 customer relationships. Although the number of unique subscribers continued to decrease moderately due to intense competition between the various infrastructure platforms in our market, we recorded sound growth in the overall number of services as a result of the successful execution of our bundling strategy. At September 30, 2012, and excluding our mobile RGUs, we provided 4,446,000 services, a 2% increase compared to the prior year period. The sound progress in our multiple-play strategy can also be derived from the number of services customers order from us. At the Q3 2012 quarter-end, the number of services per customer relationship reached 2.08 as compared to 1.97 at the end of the prior year period (both excluding mobile telephony). The proportion of triple-play subscribers relative to the overall number of customer relationships reached 39% at the end of September 2012, representing a total of 841,500 triple-play subscribers (+10% year-on-year). The net inflow of 22,800 triple-play subscribers in Q3 2012 was our best result since Q4 2009.

Since 31% of our customer base is still taking only one product from us, we continue to see sound growth opportunities from upselling our remaining single‐play subscribers to our attractive multiple‐play propositions. At the same time, we will focus on converting our analog cable TV subscribers to our digital TV platform. Both movements are expected to increase the ARPU per customer relationship and enhance our top line growth.

ARPU PER CUSTOMER RELATIONSHIP

We consider the customer value, reported as ARPU per customer relationship, to be one of our key operational metrics since we seek to obtain a larger share of our customers' spending on media, entertainment and telecommunications services. The ARPU per customer relationship amounted to €45.4 for the first nine months of 2012, a solid 9% increase as compared to the prior year period when the ARPU per customer relationship yielded €41.5 (both excluding mobile telephony). In addition to a higher share of multiple‐play and digital cable television subscribers in our overall customer base and the continued success of our Fibernet products, we attribute the robust growth in the ARPU per customer relationship to the growing contribution from our Sporting Telenet pay television channels and selective price increases. These price increases occurred on certain broadband products and the basic cable television subscription fee in August and October 2011 respectively, and were linked to an overall increase in the cost of living. These factors more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts.

In Q3 2012, the ARPU per customer relationship reached €46.0, up 8% compared to Q3 2011. Although the year-on-year growth rate showed a slight contraction as the positive effect from the acquisition of the Belgian football broadcasting rights has lapsed with the start of the new football season at the end of July 2012, the absolute quarter-on-quarter increase of €0.6 was similar to the result achieved in Q2 2012. The ARPU per customer relationship, as mentioned above, excludes amongst others our mobile telephony revenue as mentioned on page 2.

1.2    Broadband internet

At September 30, 2012, we served 1,363,200 broadband internet subscribers, up 6% as compared to the prior year period. Consequently, 47.6% of the total number of homes connectable to our network subscribed to one of our broadband internet offerings at the end of September 2012 compared to 45.2% at the end of September 2011. At the end of June 2012, we further improved our product features for both new and existing customers, providing faster download and upload speeds and even more volume. The ISP Monitor Speed Test1, which ranks the real speeds of all internet providers in Belgium, reconfirms our leading position and the attractive positioning of our products on real delivered speed versus all of our main competitors.

Our current residential offerings include multiple tiers, which range from “Basic Internet”, which allows end users to receive data from the internet at a downstream data transfer speed of up to 30 Mbps, to “Fibernet XL”, which offers end users a downstream speed of up to 120 Mbps. We believe our broadband internet subscriber base is one of the most advanced in Europe given the fact that approximately 99% of our broadband internet customers subscribed to speeds of at least 30 Mbps as of September 30, 2012. Furthermore, approximately 29% of our broadband customers subscribed to one of our leading EuroDocsis 3.0 Fibernet offerings at the end of September 2012. This success clearly

___________________________

1 The ISP Monitor Speed Test is an independent source for bandwidth speed comparison. The results shown on www.ispmonitor.be are a summary of the test results gathered by the users of ISP Monitor software.

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demonstrates customers' demand for reliable and high speed broadband connections so they can access the internet through multiple devices simultaneously. To date, we have deployed approximately 650,000 Homespots across our footprint, which covers approximately 48% of our broadband internet customer base. A Homespot is a modem that transmits two concurrent signals: one for private use and another for public use. This enables customers who have a Telenet wireless internet modem to log onto the homespot of friends or relatives with their own login and hence, they can use a much faster data network compared to the wireless 3G networks.

Over the first nine months of 2012, we attracted 57,600 net new broadband internet subscribers, which was similar as compared to the prior year period despite increased market penetration and the intensely competitive environment. Despite the fact that Q3 is typically a softer sales quarter due to seasonal patterns in our business, we enjoyed strong momentum in Q3 2012 for our broadband internet service boosted by the overall premium positioning of our broadband internet products relative to competing technologies and the install backlog at the end of Q2 2012 given the higher-than-anticipated digital TV sales amidst the analog channel reshuffle. In Q3 2012 alone, we connected 24,000 net new broadband internet subscribers, which was our best quarterly result since Q1 2011.

Annualized churn for our broadband internet service decreased 20 basis points to 7.4% for the first nine months of 2012 from 7.6% for the first nine months of 2011. Relative to Q3 2011 when the annualized churn for our broadband internet service peaked at 8.5% following the announcement of last year's selective price increase, our annualized churn rate decreased by one full percent to 7.5% in Q3 2012.

1.3    Telephony

1.3.1    Fixed telephony

Gross sales for our fixed telephony products have consistently been running at higher levels since the introduction of our repositioned multiple-play bundles including attractively priced flat-fee rate plans for calls made to domestic fixed lines during offpeak times. Furthermore, we enhanced the value of the fixed line once again by introducing FreePhone Mobile in November last year, which allows our fixed telephony customers to make free offpeak calls to mobile lines in Belgium.

Over the first nine months of 2012, we added 68,700 net new fixed telephony subscribers, resulting in 948,800 fixed telephony subscribers at the end of September 2012 (+10% year-on-year). The penetration of our fixed telephony service relative to the total number of homes passed by our network continued to grow from 30.4% at the end of September 2011 to 33.1% at the end of September 2012. In Q3 2012 specifically, we realized our best Q3 and second best quarter ever in terms of net additions of 28,600.

Annualized churn for our fixed telephony service at 7.4% for the first nine months of 2012 remained unchanged as compared to the prior year period's result. In line with observed annualized churn trends for our broadband internet service, annualized fixed telephony churn in Q3 2012 improved year-on-year to 7.2% as compared to 7.7% for the prior year period.

1.3.2     Mobile telephony

Since the end of 2011, we have seen a clear improvement in the pace of net additions to our mobile telephony business thanks to the introduction of attractively priced SIM-only rate plans, which allowed us to tap into new market segments. At the end of July 2012, we launched our new mobile rate plans “King” and “Kong”. These new plans offer mobile customers a simple, transparent and very attractive subscription at €20 or €70 per month and include a wealth of voice minutes, text messages and mobile data to cater for almost everyone's mobile needs. On top, customers who combine these mobile plans with any of our advanced fixed products receive a discount of €5 on the €20 plan and of €20 on the €70 plan. In this way, Telenet customers benefit from one of the most advanced convergent offers currently available in the market.

The introduction of straight-forward “King” and “Kong” rate plans has resulted in higher-than-anticipated customer demand. With only two full months of “King” and “Kong” sales included, our addition of 65,500 net new mobile

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postpaid subscribers in Q3 2012 marked our best performance to date and implied a significant improvement relative to the average quarterly pace of net additions to our mobile telephony business over the past twelve months of approximately 11,800. At September 30, 2012, we served 340,900 active mobile telephony subscribers, marking a spectacular 43% increase as compared to September 30, 2011.

We remain upbeat about the growth prospects of our mobile telephony business, both in terms of RGU and ARPU potential. In early October 2012, we started selling the iPhone 5 through our Smartspot stores and other internal sales channels. Our “iKing” and “iKong” rate plans have been specifically tailored to meet the needs of high-end data savvy smartphone customers, combining our attractive subscriptions with a subsidized handset and free access to our dense network of public WiFi hotspots and WiFi homespots. Yesterday, we provided another boost to our mobile offers since we doubled the mobile data volume allowance in the bundles and moreover we slashed out-of-bundle mobile data rates by 70% to one of the lowest rates available in the Belgian market. Both our subsidized iPhone strategy and revamped “King” and “Kong” tariff plans are expected to drive incremental RGU growth going forward as they represent the best value in today's market.

1.4    Television

1.4.1    Digital & Premium Television

Seven years post the launch of digital TV in September 2005, 72% of our basic cable TV subscribers have opted for our interactive digital TV platform, which offers a much richer viewing experience and access to a wide variety of thematic channel packs and digital pay TV services as well as an extensive video-on-demand (VOD) library. This represents a total of 1,536,600 digital cable TV subscribers at September 30, 2012, an increase of 18% as compared to September 30, 2011. All of our digital TV subscribers are on our interactive bi-directional digital TV platform following the reclassification of our INDI subscribers as described in §1 on page 4.

During the first nine months of 2012, we added 180,800 net new digital TV subscribers, a 45% increase as compared to the prior year period. Hence, we already managed to convert approximately 21% of our remaining analog TV subscribers to the richer digital TV platform in only nine months' time. In Q3 2012, we recorded a strong uptake in digital TV sales driven by pent-up demand from the analog channel reshuffle program which was implemented in Q2 2012. In terms of net additions, we enjoyed our strongest Q3 to date, adding 64,100 net new digital cable TV subscribers to our overall subscriber base.

In June last year, we acquired the exclusive broadcasting rights for the most important fixtures of the Belgian football championship for the three seasons starting July 2011, and subsequently we revamped our sports pay television channels into Sporting Telenet. As from the current 2012-2013 season onwards, we are able to broadcast all league fixtures, including the five remaining secondary fixtures on a non-exclusive basis. In line with our overall expectations, this has driven additional RGU growth in Q3 2012. At the end of September 2012, approximately 192,700 customers subscribed to our pay television sports channels as compared to approximately 172,000 at the end of September 2011.

Yesterday, we announced our next-generation digital TV platform “YeloTV”. In the first half of next year, this new TV experience will provide a significant enhancement to home entertainment as customers will benefit from a totally revamped user interface and a seamless media integration with their other digital devices, including their tablets and smartphones. YeloTV will be backwards compatible with the latest generation of our installed HD PVR boxes, covering more than 50% of our total digital TV customer base.

1.4.2    Basic Cable Television

Basic cable TV subscribers, including both our analog and digital services, totaled 2,134,000 at the end of September 2012 as compared to 2,198,500 at the end of December 2011. This implies a net organic loss of 64,500 basic cable TV subscribers for the first nine months of 2012, reflecting the intensely competitive environment and the availability of competing digital platforms in our footprint. Unlike Q2 2012 when we recorded a temporary higher organic loss rate

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as a result of the analog channel reshuffle, we succeeded in containing the net organic loss rate in Q3 2012. The loss of 18,200 basic cable TV subscribers in Q3 2012 marked a sharp improvement over the loss rate in the previous quarter and was back in line with historical averages.

The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors' platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the first nine months of 2012, we generated revenue of €1,094.3 million, an 8% increase relative to the prior year period when we produced revenue of €1,014.8 million. All of our revenue growth was organic and directly driven by underlying RGU growth, the ongoing migration from analog to digital TV and the continued uptiering of our existing broadband customer base to Fibernet, all resulting in a higher value per customer. Revenue growth was also supported by a higher contribution from Sporting Telenet and our mobile business, and the selective price increases on certain broadband internet services and basic cable TV in August and October of last year. Furthermore, we also saw an increase in our stand-alone iPhone 4S handset sales and the sale of low-end HD set-top boxes, which are both recorded under Distributors/Other revenue. Excluding the low-margin revenue generated from the sale of handsets and set-top boxes, our top line growth would have been 7% for the first nine months of 2012.

In Q3 2012, we achieved revenue of €367.3 million, up 6% as compared to the prior year period when we realized revenue of €344.9 million. In line with our full year outlook, our top line growth rate has started to decelerate in Q3 2012 since the favorable impact from the acquisition of the Belgian football broadcasting rights and increased broadband internet subscription fees has annualized. Relative to previous quarters, we also recorded lower handset sales in anticipation of the launch of the new iPhone 5 in early October 2012, and our business services revenue was impacted in the quarter by a lower level of non-recurring installation revenue and security-related sales.

BASIC CABLE TELEVISION

The monthly basic cable television subscription fee paid for our analog and digital cable television channels remains an important contributor to our revenue and represents a steady source of cash flow. For the first nine months of 2012, we generated €240.5 million of basic cable television revenue as compared to €237.6 million for the prior year period. The negative impact resulting from an average lower number of active subscribers was more than offset by the favorable impact from the 4.2% increase in our basic cable television subscription fee as of October 2011 related to an increase in the underlying cost of living. In Q3 2012, our basic cable television revenue was €79.8 million, up 2% as compared to Q3 2011. As reflected in our full year outlook, we anticipate our basic cable television revenue to contract in Q4 2012 since we will no longer benefit from the favorable impact of the aforementioned price increase.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video‐on‐demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high‐end HD and PVR‐enabled set‐top boxes. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages (including Sporting Telenet) and interactive services on our platform. For the first nine months of 2012, we recorded premium cable television revenue of €167.6 million, marking a 23% increase as compared to the prior year period thanks to the growing contribution from our Sporting Telenet pay television channels and a higher share of set-top box rental revenue. Since revenue from Sporting Telenet has consistently been running at much higher levels since Q3 2011 after the acquisition of the Belgian football broadcasting rights, our premium cable television revenue grew at a slower pace in Q3 2012 as compared to recent quarters, yet up 18% year-on-year to €56.6 million.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set‐top box sales revenue, (ii) cable television activation and installation fees; and (iii) third‐party sales and stand-alone mobile handset sales. Compared to the prior year period, our Distributors/Other revenue jumped 17% in the first nine months of 2012 to €45.1 million, primarily because of higher stand-alone iPhone 4S handset sales and the sale of HD Digiboxes following the analog channel reshuffle. These sales generate a very low margin. In Q3 2012, we achieved €13.9 million of Distributors/Other revenue, broadly stable as compared to the prior year period, as higher set-top box sales were offset by lower install and activation revenue

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due to promotion incentives and limited growth in stand-alone handset sales awaiting the launch of the new iPhone 5 which we have started to sell since early October 2012.

RESIDENTIAL BROADBAND INTERNET

For the first nine months of 2012, our residential broadband internet revenue, which captures the revenue generated by both our residential and business broadband internet subscribers, totaled €338.8 million. This implies a 3% increase as compared to the first nine months of 2011. In addition to 6% year-on-year RGU growth, our residential broadband internet revenue was supported by a higher share of Fibernet customers in our installed base and the favorable impact from the price increase on certain stand-alone product tiers that occurred in August 2011, offsetting the negative impact from a growing number of bundled subscribers in the overall mix and a relatively higher share of lower-end broadband internet subscribers in our gross sales. In Q3 2012, we recorded residential broadband revenue of €112.7 million, up 2% year-on-year.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution from both our fixed and mobile businesses, jumped €29.1 million, or 14%, to €234.5 million for the first nine months of 2012 as compared to the prior year period. Our fixed telephony revenue for the first nine months of 2012 showed an 8% increase as compared to the prior year period driven by robust RGU growth on the back of the success of our FreePhone Mobile rate plan and the successful execution of our bundle strategy. The resulting decline in usage‐related revenue was more than offset by higher subscription-based revenue because of a higher number of RGUs. Our mobile telephony revenue increased 38% yoy for the first nine months of 2012, driven by sustained growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and customers with a higher lifetime value. In Q3 2012, we achieved a similar 14% revenue growth rate for our residential telephony business totaling €81.9 million.

BUSINESS SERVICES

Revenue generated by our business customers on coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security.

Telenet for Business generated revenue of €67.8 million for the first nine months of 2012, broadly unchanged as compared to the prior year period. Higher security-related revenue as a result of new contract wins, and sustained demand for our leading connectivity products, were offset by a lower amount of non-recurring install revenue and a further decline in voice-related revenue. In Q3 2012, we generated €22.4 million of business services revenue, a 2% increase as compared to the prior year period.

2.2    Expenses

For the first nine months of 2012, we incurred total operating expenses of €794.3 million, a 3% increase compared to the first nine months of 2011 when our operating expenses totaled €772.4 million. Excluding the €28.5 million impairment on the intangible assets related to Digital Terrestrial Television (DTT) in Q3 2011, our total operating expenses grew 7% year-on-year, yet at a slower pace than our overall 8% revenue growth over the same period. The increase in our total operating expenses was predominantly attributable to higher network operating and service costs, higher depreciation and amortization charges as a result of the pro-rata amortization of the Belgian football broadcasting rights, and higher advertising, sales and marketing expenses.

In Q3 2012, our operating expenses decreased 9% from €282.9 million in Q3 2011 to €258.6 million in Q3 2012. Excluding the DTT-related impairment in Q3 2011, our operating expenses in Q3 2012 were up only 2% year-on-year as compared to 6% revenue growth for the quarter. Higher network operating and service costs in the quarter were offset by broadly stable depreciation and amortization charges since the impact of the acquisition of the Belgian

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football broadcasting rights has annualized. Advertising, sales and marketing expenses were stable, despite the launch of our new mobile “King” and “Kong” rate plans as last year's result included costs associated with the rebranding of our Sporting Telenet pay television sports channels.

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Employee benefits for the first nine months of 2012 amounted to €107.3 million, a 1% decrease as compared to the prior year period despite the negative impact from the compulsory salary indexation of approximately 3.5% for all of our employees in early 2012, the insourcing of call centers to further improve our customer service levels and a continued increase in the overall number of employees as a result of business growth. The year-on-year decrease in our personnel expenses was mainly driven by a release of certain prior year bonus accruals and accruals for fringe benefits for certain of our employees, without which our personnel expenses would have increased approximately 5%. In Q3 2012, our staffing expenses totaled €33.4 million, broadly stable as compared to Q3 2011. Without the effect of the release of fringe benefit accruals, employee expenses in Q3 2012 would have increased approximately 7% as a result of the aforementioned wage indexation, the insourcing of call centers and overall growth in the number of employees reflecting business growth.

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Depreciation, amortization and impairment, including gains and losses on disposal of property and equipment and other intangible assets, was broadly flat for the first nine months of 2012 at €283.3 million. In Q3 2011, we booked a €28.5 million non-cash impairment charge on the intangible assets related to DTT, due to coverage and content issues and the expected impact of the cable regulation. Excluding the DTT-related impairment, the underlying 10% year-on-year increase was primarily caused by the acquisition of the exclusive broadcasting rights for the main fixtures of the Belgian football championship for three seasons starting July 2011. These broadcasting rights are being amortized on a pro rata basis over the football seasons. In Q3 2012, depreciation and amortization charges, including gains and losses on disposal of property and equipment and other intangible assets, totaled €91.4 million, broadly unchanged as compared to the prior year period excluding the DTT-related impairment as the impact of the acquisition of the Belgian football broadcasting rights has annualized.

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Network operating and service costs, which include all of our direct expenses such as call center costs, costs related to handset purchases, interconnect, programming and network-related expenses, continued to represent the largest portion of our total operating expenses. Our network operating and service costs increased 10% to €311.7 million for the first nine months of 2012 as compared to the prior year period. The increase was predominantly attributable to higher costs related to handset sales, higher copyright expenses as a result of the increased basic cable TV subscription fee as from October 2011 and higher programming costs related to the Belgian football championship. Furthermore, we incurred higher interconnect costs as a result of the launch of FreePhone Mobile, offset by a decline in fixed-to-mobile termination rates since January 2012. In Q3 2012, we incurred network operating and service costs of €104.3 million, up 6% compared to Q3 2011, in line with our revenue growth rate in the quarter.

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Advertising, sales and marketing expenses were €50.2 million for the first nine months of 2012, up €7.8 million, or 18%, compared to the first nine months of 2011. The increase mainly reflected (i) higher sales commissions as a result of the robust subscriber growth for all of our advanced service offerings; (ii) higher advertising spending to accommodate the analog channel reshuffle, the start of the new football season and the launch of our new “King” and “Kong” mobile rate plans; and (iii) higher call center expenses linked to the higher-than-anticipated success of the digital TV migration campaign. In Q3 2012, our advertising, sales and marketing expenses remained stable as compared to the prior year period at €15.9 million. Higher costs related to the launch of our new mobile rate plans “King” and “Kong” were offset by the fact that the prior year period's result was impacted by start-up costs relating to the launch of Sporting Telenet following the acquisition of the Belgian football broadcasting rights.

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Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, amounted to €36.8 million for the first nine months of 2012 (Q3 2012: €12.2 million) and reflects business-supporting corporate advisory and legal fees.

Our total operating expenses represented approximately 73% of our overall revenue for the first nine months of 2012, which is stable as compared to the prior year period (excluding the DTT-related impairment). Higher depreciation and amortization charges, higher network operating and service costs and higher advertising, sales and marketing expenses were offset by lower personnel expenses and expenses related to share based compensation. Cost of services provided expressed as a percentage of revenue slightly decreased to approximately 56% for the first nine months of 2012 from approximately 57% for the first nine months of 2011 (excluding the DTT-related impairment).

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Selling, general & administrative expenses expressed as a percentage of revenue also decreased slightly from approximately 17% to approximately 16% as lower personnel expenses and expenses related to share based compensation were only partially offset by higher sales commissions and advertising expenses.

2.3    Adjusted EBITDA and operating profit

Our Adjusted EBITDA for the first nine months of 2012 yielded €589.2 million, up 9% compared to the first nine months of 2011 when our Adjusted EBITDA totaled €540.8 million. Despite realizing faster growth in lower margin activities, including more handset sales and higher advertising, sales and marketing expenses, we succeeded in expanding our underlying Adjusted EBITDA margin by 50 basis points to 53.8%. Our continued focus on maintaining efficient operations and platform improvements within our organization, a relatively larger share of multiple‐play subscribers in our net additions subscriber mix, strict control on our overhead expenses and generally less spending on our mobile activities due to less handset subsidies remained the key drivers for our achieved Adjusted EBITDA growth.

In Q3 2012, we achieved Adjusted EBITDA of €202.2 million, an 8% increase compared to Q3 2011 when we produced Adjusted EBITDA of €186.7 million. Despite the initial cost impact of the new fixed services subscriber growth in the quarter and the stellar uptake of our lower-margin mobile rate plans, we succeeded in expanding our underlying Adjusted EBITDA margin by one full percent to 55.1%, which represents the highest margin ever achieved to date.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2012	2011	Change %	2012	2011	Change %

Adjusted EBITDA	202.2	186.7	8%	589.2	540.8	9%
Adjusted EBITDA margin	55.1%	54.1%		53.8%	53.3%

Share based compensation	(1.4)	(2.3)	-39%	(5.0)	(11.0)	-55%
Operating credits (charges) related to acquisitions or divestitures	(0.7)	0.0	n/a	(0.9)	(0.8)	13%
Restructuring charges	—	(0.0)	n/a	—	(0.1)	n/a

EBITDA	200.1	184.4	9%	583.3	528.9	10%

Depreciation, amortization and impairment	(91.4)	(122.4)	-25%	(283.3)	(286.5)	-1%

Operating profit	108.7	62.0	75%	300.0	242.4	24%

Net Finance expense	(91.5)	(128.8)	-29%	(233.8)	(206.4)	13%
Share of the profit (loss) of equity accounted investees	(0.0)	(0.2)	n/a	0.0	(0.3)	n/a
Income tax benefit (expense)	(11.1)	19.7	n/a	(35.1)	(24.5)	43%

Total comprehensive income (loss) for the period	6.1	(47.3)	n/a	31.1	11.2	178%

The combination of a 9% year-on-year growth in our Adjusted EBITDA for the first nine months of 2012, coupled with lower expenses related to share based compensation and broadly stable depreciation and amortization charges contributed to the 24% increase in our operating profit to €300.0 million for the first nine months of 2012 (Q3 2012: €108.7 million, up 75% year-on-year). In addition, our operating profit for both Q3 2011 and the first nine months of 2011 was negatively impacted by the €28.5 million impairment on certain intangible assets linked to DTT.

2.4    Net result

FINANCE INCOME AND EXPENSES

Net finance expenses for the first nine months of 2012 totaled €233.8 million compared to €206.4 million for the first nine months of 2011. The sharp increase was the combined effect of (i) a decrease in the fair value of our derivatives which yielded a €68.8 million loss for the first nine months of 2012 versus a €47.9 million loss for the first nine months of 2011; and (ii) an 11% increase in our net interest expenses as a result of the extension of our debt maturities, the issuance of additional debt facilities and deferred payments on the 3G mobile spectrum. In Q3 2012, net finance expenses amounted to €91.5 million, a 29% decrease as compared to the prior year period when we incurred net finance expenses of €128.8 million as the prior year period was impacted by much higher losses on our interest rate derivatives and a €6.3 million loss on the extinguishment of debt following the early repayment of certain Term Loans.

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Interest income and foreign exchange gain
Interest income and foreign exchange gain was €4.9 million for the first nine months of 2012, a €1.4 million decrease as compared to the prior year period reflecting the lower returns from our significantly lower average cash balance that we invested. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. In Q3 2012, interest income and foreign exchange gain was €1.4 million versus €1.7 million in Q3 2011.

Interest expenses and foreign exchange loss
Interest expenses and foreign exchange loss amounted to €169.9 million for the first nine months of 2012 as compared to €153.2 million for the first nine months of 2011. The 11% year-on-year increase is the cumulative effect of (i) the issuance of an additional €175.0 million Term Loan under our existing Senior Credit Facility in February 2012 and the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012, (ii) the interest on the deferred payment of the 3G mobile spectrum, and (iii) higher EURIBOR interest rates which set the basis for the majority of the interest expenses on our Senior Credit Facility. In Q3 2012, our interest expenses and foreign exchange loss amounted to €62.1 million compared to €55.9 million in the prior year period. The reasons for this increase were similar as the reasons stated above.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges' maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of September 30, 2012, we had a combination of 1% of caps, 26% of collars and 73% of swap instruments that provide for a maximum average interest rate of 3.6% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first nine months of 2012, we incurred a loss of €68.8 million versus a loss of €47.9 million for the first nine months of 2011, mainly driven by a downward shift of the euro swap curve. We incurred losses of €30.8 million and €68.3 million for Q3 2012 and Q3 2011, respectively.

The mark-to-market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments' lifetime rise (fall), we expect the mark-to-market valuation of these instruments to have a positive (negative) impact on our net result.

Loss on extinguishment of debt
As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €686.5 million as part of our financing optimizations, €11.6 million of transaction costs and related deferred financing costs were expensed for the first nine months of 2011, of which €6.3 million in Q3 2011.

INCOME TAXES

We recorded an income tax expense of €35.1 million for the first nine months of 2012 compared to an income tax expense of €24.5 million for the first nine months of 2011. The higher losses on our derivate financial instruments in Q3 2011 and the impairment on the intangible assets related to the DTT-license resulted in a loss before income taxes in Q3 2011. As a result, we reported an income tax benefit of €19.7 million in Q3 2011 versus an income tax expense of €11.1 million in Q3 2012.

NET INCOME

We recorded a net profit of €31.1 million for the first nine months of 2012, including a loss on our derivative financial instruments of €68.8 million, without which we would have recorded a net profit of €99.9 million. In the prior year period, we reported a net profit of €11.2 million, including a €47.9 million loss on our derivative financial instruments,

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a €11.6 million loss on extinguishment of debt, and a €28.5 million non-cash impairment charge on DTT-related assets without which we would have recorded a net profit of €99.2 million. In Q3 2012, our net profit was €6.1 million versus a loss of €47.3 million in Q3 2011. Excluding the impact from the mark‐to‐market on our interest rate derivatives, the loss on extinguishment of debt and the DTT-related impairment in Q3 2011, our net profit would have been €36.9 million for Q3 2012 and €55.8 million for the prior year period.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

For the first nine months of 2012, the net cash from our operating activities reached €399.3 million, broadly stable as compared to the prior year period when our operating activities yielded net cash of €400.3 million. A solid 9% year-on-year growth in our Adjusted EBITDA was offset by a 15% increase in cash interest expenses following the issuance of a new €175.0 million debt facility in February 2012 and the extension of our debt maturities. From next year onwards, our cash interest expenses in Q1 and Q3 will also reflect cash interest payments made on the €700.0 million Senior Secured Fixed Rate Notes issued in August 2012. Please refer to Section 2.6 - Debt profile, cash balance and leverage ratio for detailed information about our debt maturities. Year to date, we incurred an unfavorable trend in our working capital because of a timing shift in payments of our operating expenditures, which we expect to reverse in the final quarter of the year. In Q3 2012, we generated €118.6 million net cash from operating activities, a solid 5% increase as compared to Q3 2011.

NET CASH USED IN INVESTING ACTIVITIES

We used €257.8 million of net cash in investing activities for the first nine months of 2012, up 12% as compared to the prior year period. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €35.2 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This cash payment covered both the remaining part of the 2011-2012 season as well as the first leg of the 2012-2013 season which started at the end of July 2012, whereas the net cash used in investing activities for the first nine months of 2011 only reflected the start of the 2011-2012 season. In Q3 2012, we used €97.6 million of net cash in investing activities, up 18% as compared to the prior year period, predominantly reflecting much higher cash payments for our capital expenditures. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

For the first nine months of 2012, we generated Free Cash Flow of €137.1 million as compared to €167.0 million for the first nine months of 2011. The 18% year-on-year decrease primarily related to an anticipated step-up in the cash payments for the Belgian football broadcasting rights since the prior year period's result only reflected a partial payment versus a full annual payment in 2012. Furthermore, we saw an unfavorable trend in our working capital which we anticipate to reverse in Q4 2012. Hence, we remain comfortable with our full year outlook of a stable Free Cash Flow versus the full year 2011. In Q3 2012, we generated Free Cash Flow of €19.7 million as compared to €29.3 million in Q3 2011.

NET CASH FROM FINANCING ACTIVITIES

Net cash from financing activities reached €325.1 million for the first nine months of 2012 compared to net cash used in financing activities of €527.5 million for the first nine months of 2011. The cash movement for the first nine months of 2012 primarily reflected (i) the issuance of additional debt facilities under our Senior Credit Facility including the €175.0 million Term Loan T issued in February 2012 and the August 2012 issuance of €450.0 million Senior Secured Fixed Rate Notes due 2022 and €250.0 million Senior Secured Fixed Rate Notes due 2024.; (ii) €479.6 million in shareholder disbursements used for the payment of the €1.00 per share gross dividend in May 2012 and the €3.25 per share net capital reduction in August 2012; (iii) €45.7 million used for the repurchase of own shares under the Share Repurchase Program 2012, which ended on August 10, 2012 following the announcement of our voluntary tender offer for up to 18.2% of our outstanding shares; (iv) and €24.6 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, proceeds from the exercise of options and

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warrants, and debt issuance costs including the issuance of the aforementioned Senior Secured Fixed Rate Notes for an aggregate amount of €700.0 million in August 2012. The cash movement for the first nine months of 2011 primarily reflected the capital reduction paid to our shareholders of €508.8 million, a net positive effect of €10.0 million from the issuance of additional debt and the early redemption of certain Term Loans with shorter maturities and a total of €28.7 million related to debt issuance costs, various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease and of the mobile spectrum, and other financing activities.

In Q3 2012, net cash from financing activities amounted to €435.2 million, versus cash used in financing activities of €932.0 million in the prior year period. The drivers for our net cash from financing activities in Q3 2012 were similar to the ones described above. In Q3 2011, net cash used in financing activities reflected the early redemption of Term Loans G and J following the issuance of new debt in Q2 2011, as well as the payment of the capital reduction to our shareholders.

2.6    Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of September 30, 2012, we carried a total debt balance of €3,840.7 million, of which €1,404.6 million is owed under our Senior Credit Facility, €1,300.0 million is related to the four Notes issued in 2010 and 2011, and €700.0 million relates to the recently issued Senior Secured Fixed Rate Notes due 2022 and 2024. Our total debt balance at the Q3 2012 quarter-end also includes €60.7 million for the outstanding portion of the 3G mobile spectrum. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In February 2012, we issued an additional Facility under our Senior Credit Facility (Term Loan T) for an aggregate amount of €175.0 million to benefit from the temporary attractive window in the European debt markets. As per the agreement, this Term Loan, with a maturity date of December 31, 2018, carries a floating interest rate of 3.50% over the EURIBOR rate. On February 29, 2012, we entered into two additional facility accession agreements, the Additional Facility Q2 Accession Agreement (the Q2 Accession Agreement) and the Additional Facility R2 Accession Agreement (the R2 Accession Agreement) under our Senior Credit Facility. Pursuant to the Q2 Accession Agreement and the R2 Accession Agreement, certain lenders agreed to provide new Term Loan facilities in an aggregate principal amount of €74.0 million (Term Loan Q2) and €50.0 million (Term Loan R2), respectively. In connection with these transactions, certain lenders under the existing Term Loan Q and Term Loan R agreed to novate their existing Term Loan Q commitments (in an aggregate amount of €74.0 million) and their existing Term Loan R commitments (in an amount of €50.0 million) to Telenet Luxembourg Finance Centre S.a.r.l. and to enter into the new Term Loan Q2 and Term Loan R2. On August 31, 2012, we have fully drawn the outstanding amounts of Term Loans Q2 and R2 for an aggregate of €124.0 million.

In August 2012, we issued €450.0 million principal amount of Senior Secured Fixed Rate Notes due 2022 at 6.25% and €250.0 million principal amount of Senior Secured Fixed Rate Notes due 2024 at 6.75% through a financing company that we consolidate. The proceeds of this €700.0 million additional debt facility are intended to be used for general corporate purposes, including (i) to fund distributions to Liberty Global Inc. following any acquisition of the remaining shares not already owned by Liberty Global pursuant to its voluntary and conditional tender offer; (ii) in the event Liberty Global Inc. does not complete its tender offer, to fund our proposed tender offer for up to 18.2% of our outstanding shares; and (iii) in the event neither tender offer is completed, to fund certain debt repayments.

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DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at the end of September 2012.

Exhibit 2: Debt maturity table as of September 30, 2012

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2012
	(€ in millions)
Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Term Loan T	175.0	175.0	—	December 31, 2018	Floating - Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M EUR + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,562.6	3,404.6	158.0

CASH BALANCE AND AVAILABILITY OF FUNDS

As of September 30, 2012, we held €813.2 million of cash and cash equivalents, compared to €346.6 million as of December 31, 2011. In Q3 2012, specifically, we recorded a strong increase in our cash balance as the drawdown of Term Loans Q2 and R2 for an aggregate amount of €124.0 million and the additional debt financing of €700.0 million in August 2012 were only partially offset by the €366.2 million payment for the capital reduction on August 31, 2012. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks. Under the Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

NET LEVERAGE RATIO

As of September 30, 2012, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio of 3.5x compared to 3.2x on December 31, 2011. The increase in our net leverage ratio reflected €479.6 million of shareholder disbursements paid and €45.7 million spent on share repurchases over the first nine months of 2012, partially offset by the drawdown of Term Loans Q2 and R2 for an aggregate amount of €124.0 million. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. On August 13, 2012, we announced our decision to modify our capital structure and adapt our shareholder remuneration policy. Going forward, we intend to increase our Net Total Debt to EBITDA ratio to approximately 4.5x, which represents the higher end of our 3.5-4.5x net leverage target.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 17

2.7    Capital expenditures

Accrued capital expenditures were €249.8 million for the first nine months of 2012 compared to €362.3 million for the first nine months of 2011, representing 23% and 36% of revenue, respectively. Excluding the one-off impact from the acquisition of the Belgian football broadcasting rights and the 3G mobile spectrum license in Q3 2011, our accrued capital expenditures for the first nine months of 2011 amounted to €204.0 million, representing 20% of revenue.

The underlying 22% year-on-year increase in our accrued capital expenditures (excluding accrued capital expenditures related to the acquisition of Belgian football broadcasting rights and the 3G mobile spectrum license) was primarily driven by stronger customer growth as we recorded higher capital expenditures on set-top boxes and customer installations, alongside accelerated network upgrades including the Pulsar node splitting project. As of 2012, the Pulsar project will be executed at a higher pace than prior years with the aim to at least triple the available bandwidth per household by 2015 through the multiplication of optical nodes, connecting our fiber links with the last-mile coax network. The average number of homes connected to such a node will gradually reduce to 500 by 2015, thereby significantly increasing the broadband down- and upstream speeds. By the end of 2012, we expect to have reduced the number of homes connected to an optical node to approximately 750, down from an average of 1,400 homes per optical node at the start of the program in 2010. Hence, our Pulsar project is well on track to reach an average of 500 homes per optical node by 2015.

Set-top box related capital expenditures amounted to €60.0 million for the first nine months of 2012, or approximately 24% of total accrued capital expenditures, as compared to €27.3 million for the first nine months of 2011. The strong year-on-year increase relates to phasing and the robust inflow of net new digital TV subscribers as the vast majority of subscribers have elected to rent rather than purchase our high-end HD Digicorder with HD and PVR functionalities. Capital expenditures for customer installations amounted to €65.5 million for the first nine months of 2012, or approximately 26% of total accrued capital expenditures, primarily boosted by migrations to our Fibernet broadband products, for which we install a EuroDocsis 3.0 wireless home gateway, and a strong uptake in the install activity for our new digital TV subscribers. Accrued capital expenditures for network growth and upgrades amounted to €66.0 million for the first nine months of 2012, or approximately 26% of total accrued capital expenditures, and included investments for our node splitting project.

The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs other than those related to Belgian football, and recurring investments in our IT-platform and systems. This implies that approximately 76% of our accrued capital expenditures for the first nine months of 2012 were scalable and subscriber growth related as compared to approximately 70% for the first nine months of 2011. We will continue to closely monitor our capital expenditure levels in order to make sure that our capital expenditure drives incremental returns.

In Q3 2012, we accrued €82.5 million of capital expenditures, compared to €76.9 million a year earlier (excluding accrued capital expenditures related to the acquisition of Belgian football broadcasting rights and the 3G mobile spectrum license). The key drivers for this increase were higher set-top box related capital expenditures and customer installations driven by the higher-than-anticipated inflow of digital TV and broadband internet subscribers.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 18

3    Outlook and other information

3.1    Outlook for the year 2012

Having completed the first nine months of the year and taking the operational performance in October into account, we remain very confident on our ability to achieve our upgraded full year outlook as announced on September 20, 2012.

For the full year 2012, we now target revenue growth “between 7-8%” as compared to “between 5-6%” initially provided, driven by growth in the number of multiple-play, digital TV, Sporting Telenet and Fibernet subscribers and a growing contribution from our mobile telephony operations following the higher-than-anticipated success of our recently launched new mobile rate plans “King” and “Kong”.

We anticipate Adjusted EBITDA to grow at an equal rate to our top line, i.e. “between 7-8%” for the full year 2012 as compared to “between 5-6%” initially provided, mainly as a function of stabilization of margins, achieved through disciplined cost control and cost benefits resulting from scale effects and multiple-play growth.

We forecast an increase in accrued capital expenditures to account for “between 24-25% of revenue” for the full year 2012 as compared to “between 22-23%” initially provided. Accrued capital expenditures remain predominantly success-based, driven by a higher proportion of rental set-top boxes as a result of a further digitalization of our basic cable TV subscriber base and higher accrued capital expenditures for customer installations.

Finally, we anticipate Free Cash Flow for the full year 2012 to remain “stable” as compared to 2011.

We remain committed to deliver solid business growth in the final quarter of 2012 and beyond thanks to continued investments in what is most valuable for us, our customers, our products and our network. This positioning will allow us to offer innovative and competitive products that are setting the foundation for future growth and solid shareholder returns.

Exhibit 3: Outlook FY 2012

	Initial outlook FY 2012	Revised outlook FY 2012
	(as presented on February 16, 2012)	(as presented on September 20, 2012)
Revenue growth	5% - 6%	7 - 8%
Adjusted EBITDA growth	5% - 6%	7 - 8%
Accrued capital expenditures, % of revenue	22% - 23%	24 - 25%
Free Cash Flow	Stable	Stable

3.2    Voluntary and conditional cash offer by Liberty Global on the shares of Telenet

On September 19, 2012, the Board of Directors of Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) has been informed by Binan Investments B.V. (a wholly-owned subsidiary of Liberty Global, Inc.) (“LGI”), Telenet's majority shareholder (50.04%), that it has the intention to launch a voluntary and conditional offer in cash pursuant to the Law of April 1, 2007 on public takeover bids and the Royal Decree of April 27, 2007 on public takeover bids (the “Royal Decree”) (the “Intended Offer”) on all of the shares and other securities of Telenet giving access to voting rights that it does not already own or that are not held by Telenet. The Intended Offer is based on a price of €35.0 per share of Telenet.

The Board of Directors of Telenet will review and analyze the Intended Offer in accordance with the Royal Decree. As is required by the Royal Decree, the independent directors of the Board of Directors of Telenet have appointed an

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 19

independent expert to value the securities of Telenet subject to the Intended Offer and to comment on LGI's valuation procedures. The independent expert's report will be included in the prospectus that LGI will file with the Belgian Financial Services and Markets Authority (“FSMA”). In addition, the Board of Directors will prepare and publish a response memorandum (Memorie van Antwoord), in accordance with the Royal Decree.

3.3    Subsequent events

There were no significant events subsequent to September 30, 2012, that would require adjustment to or disclosure in the financial information included in this press release.

3.4    Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren - Reviseurs d'Entreprises CVBA, represented by Jos Briers and Götwin Jackers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the nine-month period ended September 30, 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 20

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Sept 2012	Sept 2011	Change %

Total Services

Homes passed - Combined Network	2,862,600	2,837,600	1%

Television
Analog Cable TV	597,400	908,400	-34%
Digital Cable TV	1,536,600	1,305,700	18%
Total Cable TV	2,134,000	2,214,100	-4%

Internet
Residential Broadband Internet	1,322,600	1,241,200	7%
Business Broadband Internet	40,600	40,900	-1%
Total Broadband Internet	1,363,200	1,282,100	6%

Telephony
Residential Telephony	935,400	851,100	10%
Business Telephony	13,400	12,900	4%
Total Telephony	948,800	864,000	10%

Mobile telephony (active customers)	340,900	238,700	43%

Total Services (excl. Mobile)	4,446,000	4,360,200	2%

Churn

Basic cable television	10.1%	9.8%
Broadband internet	7.5%	8.5%
Telephony	7.2%	7.7%

Customer relationship information - Combined Network

Triple-play customers	841,500	767,800	10%
Total customer relationships	2,134,000	2,214,100	-4%
Services per customer relationship	2.08	1.97	6%
ARPU per customer relationship (in € / month)	46.0	42.5	8%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 21

5	Telenet Group Holding NV – Selected EU GAAP condensed consolidated interim financial statements

5.1	EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2012	2011	Change %	2012	2011	Change %

Revenue

Basic cable television	79.8	78.5	2%	240.5	237.6	1%
Premium cable television	56.6	48.0	18%	167.6	136.7	23%
Distributors / other	13.9	13.8	1%	45.1	38.7	17%
Residential broadband internet	112.7	110.9	2%	338.8	329.3	3%
Residential telephony	81.9	71.8	14%	234.5	205.4	14%
Business services	22.4	21.9	2%	67.8	67.1	1%

Total Revenue	367.3	344.9	6%	1,094.3	1,014.8	8%
Expenses
Cost of services provided	(201.5)	(228.7)	-12%	(616.5)	(603.6)	2%
Gross Profit	165.8	116.2	43%	477.8	411.2	16%
Selling, general & administrative expenses	(57.1)	(54.2)	5%	(177.8)	(168.8)	5%
Operating profit	108.7	62.0	75%	300.0	242.4	24%
Finance income	1.4	1.7	-18%	4.9	6.3	-22%
Net interest income and foreign exchange gain	1.4	1.7	-18%	4.9	6.3	-22%
Finance expenses	(92.9)	(130.5)	-29%	(238.7)	(212.7)	12%
Net interest expense and foreign exchange loss	(62.1)	(55.9)	11%	(169.9)	(153.2)	11%
Net loss on derivative financial instruments	(30.8)	(68.3)	-55%	(68.8)	(47.9)	44%
Loss on extinguishment of debt	—	(6.3)	n/a	—	(11.6)	n/a
Net Finance expense	(91.5)	(128.8)	-29%	(233.8)	(206.4)	13%
Share of the profit (loss) of equity accounted investees	0.0	(0.2)	n/a	0.0	(0.3)	n/a
Profit (loss) before income tax	17.2	(67.0)	n/a	66.2	35.7	85%
Income tax benefit (expense)	(11.1)	19.7	n/a	(35.1)	(24.5)	43%
Profit (loss) for the period	6.1	(47.3)	n/a	31.1	11.2	178%
Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a
Total comprehensive income (loss) for the period	6.1	(47.3)	n/a	31.1	11.2	178%

Profit (loss) attributable to:	6.1	(47.3)	n/a	31.1	11.2	178%
Owners of the Company	6.1	(47.3)	n/a	31.1	11.2	178%
Non-controlling interests	0.0	—	n/a	0.0	—	n/a

Total comprehensive income for the period, attributable to:	6.1	(47.3)	n/a	31.1	11.2	178%
Owners of the Company	6.1	(47.3)	n/a	31.1	11.2	178%
Non-controlling interests	0.0	—	n/a	0.0	—	n/a

Weighted average shares outstanding	112,785,061	113,122,554		112,992,419	112,870,397
Basic earnings (loss) per share	0.06	(0.42)		0.28	0.10
Diluted earnings (loss) per share	0.05	(0.41)		0.27	0.10

Expenses by Nature
Employee benefits	33.4	33.5	0%	107.3	108.6	-1%
Share based compensation	1.4	2.3	-39%	5.0	11.0	-55%
Depreciation	64.5	65.3	-1%	194.4	191.5	2%
Amortization	18.7	18.8	-1%	58.7	52.7	11%
Amortization of broadcasting rights	8.5	7.8	9%	28.0	11.8	137%
Impairment loss on other intangible assets	—	28.5	n/a	—	28.5	n/a
Loss (gain) on disposal of property and equipment and other intangible assets	(0.3)	2.0	n/a	2.2	2.0	10%
Network operating and service costs	104.3	98.4	6%	311.7	283.9	10%
Advertising, sales and marketing	15.9	16.0	-1%	50.2	42.4	18%
Other costs	11.5	10.3	12%	35.9	39.1	-8%
Operating charges (credits) related to acquisitions or divestitures	0.7	0.0	n/a	0.9	0.8	13%
Restructuring charges	—	0.0	n/a	—	0.1	n/a

Total Expenses	258.6	282.9	-9%	794.3	772.4	3%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 22

5.2    EU GAAP condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2012	2011	Change %	2012	2011	Change %

Cash flows from operating activities
Profit (loss) for the period	6.1	(47.3)	n/a	31.1	11.2	178%
Depreciation, amortization and impairment	91.4	122.4	-25%	283.3	286.5	-1%
Working capital changes and other non cash items	(33.7)	(20.8)	62%	(43.7)	(9.2)	375%
Income tax expense (benefit)	11.0	(19.7)	n/a	31.6	24.4	30%
Net interest expense and foreign exchange loss	60.7	54.2	12%	165.0	146.9	12%
Net loss on derivative financial instruments	30.8	68.3	-55%	68.8	47.9	44%
Loss on extinguishment of debt	—	6.3	n/a	—	11.6	n/a
Cash interest expenses and cash derivatives	(47.7)	(50.7)	-6%	(136.8)	(119.0)	15%

Net cash from operating activities	118.6	112.7	5%	399.3	400.3	0%

Cash flows from investing activities
Purchases of property and equipment	(61.1)	(45.3)	35%	(184.2)	(164.2)	12%
Purchases of intangibles	(36.7)	(37.1)	-1%	(74.8)	(66.1)	13%
Investments in equity accounted investees	—	—	n/a	(0.3)	—	n/a
Proceeds from sale of property and equipment	0.2	(0.4)	n/a	1.5	1.0	50%
Purchase of broadcasting rights for resale purposes	(14.1)	(11.5)	23%	(20.8)	(11.5)	81%
Proceeds from the sale of broadcasting rights for resale purposes	14.1	11.5	23%	20.8	11.5	81%

Net cash used in investing activities	(97.6)	(82.8)	18%	(257.8)	(229.3)	12%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	824.0	(403.5)	n/a	875.0	10.0	n/a
Payments related to capital reductions and dividend	(366.2)	(508.8)	-28%	(479.6)	(508.8)	-6%
Repurchase of own shares	(6.9)	—	n/a	(45.7)	—	n/a
Other financing activities (incl. finance leases)	(15.7)	(19.7)	-20%	(24.6)	(28.7)	-14%

Net cash from (used in) financing activities	435.2	(932.0)	n/a	325.1	(527.5)	n/a

Net increase in cash and cash equivalents
Cash at beginning of period	357.0	1,185.2	-70%	346.6	639.6	-46%
Cash at end of period	813.2	283.1	187%	813.2	283.1	187%

Net cash generated (used)	456.2	(902.1)	n/a	466.6	(356.5)	n/a

Free Cash Flow
Net cash from operating activities	118.6	112.7	5%	399.3	400.3	0%
Purchases of property and equipment	(61.1)	(45.3)	35%	(184.2)	(164.2)	12%
Purchases of intangibles	(36.7)	(37.1)	-1%	(74.8)	(66.1)	13%
Principal payment on capital leases (excluding network-related leases)	(1.1)	(1.0)	10%	(3.2)	(3.0)	7%
Free Cash Flow	19.7	29.3	-33%	137.1	167.0	-18%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2012 23

5.3    EU GAAP condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	Sept 30,	Dec 31,	Change
	2012	2011

ASSETS
Non-current Assets:
Property and equipment	1,314.6	1,301.1	13.5
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	359.0	409.5	(50.5)
Deferred tax assets	35.4	10.7	24.7
Derivative financial instruments	0.1	0.2	(0.1)
Investments in equity accounted investees	0.5	0.2	0.3
Other assets	14.4	38.9	(24.5)
Total non-current assets	2,965.8	3,002.4	(36.6)

Current Assets:
Inventories	12.6	9.1	3.5
Trade receivables	99.0	93.6	5.4
Derivative financial instruments	0.1	2.0	(1.9)
Other current assets	99.1	88.0	11.1
Cash and cash equivalents	813.2	346.6	466.6
Total current assets	1,024.0	539.3	484.7

TOTAL ASSETS	3,989.8	3,541.7	448.1

EQUITY AND LIABILITIES
Equity:
Share capital	12.3	294.2	(281.9)
Share premium and other reserves	938.9	1,005.7	(66.8)
Retained loss	(1,676.2)	(1,548.1)	(128.1)
Total equity attributable to owners of the Company	(725.0)	(248.2)	(476.8)
Non-controlling interests	3.7	0.0	3.7
Total equity	(721.3)	(248.2)	(473.2)

Non-current Liabilities:
Loans and borrowings	3,774.5	2,904.1	870.4
Derivative financial instruments	150.9	94.1	56.8
Deferred revenue	3.0	4.4	(1.4)
Deferred tax liabilities	84.7	29.1	55.6
Other liabilities	58.4	115.6	(57.2)
Total non-current liabilities	4,071.5	3,147.3	924.2

Current Liabilities:
Loans and borrowings	66.2	55.4	10.8
Trade payables	108.7	147.3	(38.6)
Accrued expenses and other current liabilities	343.9	319.8	24.1
Deferred revenue	77.5	86.8	(9.3)
Derivative financial instruments	38.2	28.9	9.3
Current tax liability	5.1	4.4	0.7
Total current liabilities	639.6	642.6	(3.0)

Total liabilities	4,711.2	3,789.9	921.3

TOTAL EQUITY AND LIABILITIES	3,989.8	3,541.7	448.1